As filed with the Securities and Exchange Commission on May 6, 2014

Registration No. 333-190679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	6022	36-4387843
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(630) 545-0900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Donald H. Wilson

President and Chief Executive Officer

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(630) 545-0900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Edward G. Olifer, Esq.

Aaron M. Kaslow, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,622,100	$1.10	$1,784,310 (1)	$243.38 (2)

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2)     Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-1 (this “Post-Effective Amendment”) relates solely to the sale by selling shareholders of up to 1,622,100 shares of common stock issued to the selling shareholders, which resales were registered by the registrant on the Registration Statement on Form S-1 (File No. 333-190679) declared effective by the Securities and Exchange Commission on or about November 18, 2013. This Post-Effective Amendment is being filed to include the financial statements for the year ended December 31, 2013 pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended. All filing fees payable in connection with the registration of these securities were previously paid by the registrant at the time of filing the original Registration Statement on Form S-1.

PROSPECTUS

Up to 1,622,100 Shares of Common Stock

This prospectus relates to the offer and sale of up to 1,622,100 shares of our common stock (the “Shares”) by the Selling Shareholders identified herein. On July 17, 2013, in connection with the second closing (the “Second Closing”) of its previously announced December 2012 private placement offering, which was initially consummated on December 21, 2012, Community Financial Shares, Inc. issued to the Selling Shareholders 1,192 shares of voting Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) at $100.00 per share and 1,385 shares of nonvoting Series D Convertible Noncumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) at $100.00 per share. Subsequently, on September 30, 2013, in connection with the consummation of its previously announced September 2013 private placement offering, the Company issued to the Selling Shareholders 631,000 shares of common stock at a purchase price of $1.00 per share and 7,334 shares of Series D Preferred Stock at a purchase price of $100.00 per share to satisfy the exercise of non-dilution rights afforded to the Selling Shareholders under the Securities Purchase Agreement, dated as of November 13, 2012, by and between the Company and the investors identified therein (the “Securities Purchase Agreement”).

Pursuant to the terms of the Securities Purchase Agreement and a Registration Rights Agreement we entered into with the Selling Shareholders on November 13, 2012 in connection with the December 2012 private placement offering, we are registering the Shares, (i) 631,000 of which are shares of common stock, (ii) 119,200 of which are issuable to the Selling Shareholders upon the conversion of the shares of Series C Preferred Stock that the Selling Shareholders acquired in the Second Closing and (iii) 871,900 of which are issuable to the Selling Shareholders upon the conversion of the shares of Series D Preferred Stock that the Selling Shareholders acquired in the Second Closing and the September 2013 private placement offering.

The Selling Shareholders may sell all or a portion of the Shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution.” We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

Our common stock is quoted on the OTCQB under the trading symbol “CFIS.” The last reported sales price of our shares of common stock on ______________, 2014 was $_____ per share.

This investment involves risks, including the possible loss of principal.

Please read “Risk Factors” beginning on page 9.

The Shares are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of the Shares or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2014.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of the Shares in any state or jurisdiction where the offer is not permitted.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Shares or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “we,” “our” and “us” refer to Community Financial Shares and our subsidiaries, including Community Bank - Wheaton/Glen Ellyn; except that in the discussion of our capital stock and related matters these terms refer solely to Community Financial Shares and not to any of our subsidiaries. In this prospectus, we sometimes refer to Community Bank - Wheaton/Glen Ellyn as the “Bank” and we sometimes refer to Community Financial Shares as the “Company.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Community Financial Shares from time to time includes forward-looking statements in its oral and written communications. Community Financial Shares may include forward-looking statements in filings with the Securities and Exchange Commission, such as this prospectus, in other written materials and in oral statements made by senior management to analysts, investors, representatives of the media and others. Community Financial Shares intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and Community Financial Shares is including this statement for purposes of these safe harbor provisions. Forward-looking statements can often be identified by the use of words like “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include:

•	Statements of the Company’s goals, intentions and expectations;

•	Statements regarding the Company’s business plan and growth strategies;

•	Statements regarding the asset quality of the Company’s loan and investment portfolios; and

•	Estimates of the Company’s risks and future costs and benefits.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

•	The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, an escalation in problem assets and foreclosures, a deterioration in the credit quality and value of the Company’s assets, especially real estate, which, in turn would likely reduce our customers’ borrowing power and the value of assets and collateral associated with our existing loans;

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters;

•	The failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	The success and timing of our business strategies and our ability to effectively carry out our business plan;

•	An inability to meet our liquidity needs;

•	The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

•	The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations;

•	The risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

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•	The effect of changes to our regulatory ratings or capital levels under the regulatory framework for prompt corrective action or the imposition of additional enforcement action by regulatory authorities upon the Company or its wholly owned subsidiary as a result of our inability to comply with applicable laws, regulations, regulatory orders and agreements;

•	Our ability to utilize our net deferred tax assets in future periods;

•	Our ability to effectively manage market risk, credit risk and operational risk;

•	The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector;

•	The inability of the Company to obtain new customers and to retain existing customers;

•	The timely development and acceptance of products and services including services, products and services offered through alternative delivery channels such as the Internet;

•	Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers;

•	The ability of the Company to develop and maintain secure and reliable electronic systems;

•	The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner;

•	Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected;

•	The costs, effects and outcomes of existing or future litigation; and

•	The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.

You should read carefully this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to invest in the Shares. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2013 in their entirety before you decide to invest in the Shares.

Company Information

Overview

Community Financial Shares, Inc. (the “Company”) is a registered bank holding company. The operations of Community Financial Shares and its banking subsidiary, Community Bank – Wheaton/Glen Ellyn (the “Bank”), consist primarily of those financial activities common to the commercial banking industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, Internet banking services including bill payment, Community Investment Center services, and debit cards. Community Bank – Wheaton/Glen Ellyn serves a diverse customer base including individuals, businesses, governmental units, and institutional customers located primarily in Wheaton and Glen Ellyn and surrounding communities in DuPage County, Illinois. Community Bank – Wheaton/Glen Ellyn has banking offices in Glen Ellyn, and Wheaton, Illinois. All of the operating income of Community Financial Shares is attributable Community Bank-Wheaton/Glen Ellyn.

The Company was incorporated in the State of Delaware in July 2000 as part of an internal reorganization whereby the stockholders of the Bank exchanged all of their Bank stock for all of the issued and outstanding stock of the Company. The reorganization was completed in December 2000. As a result of the reorganization the former stockholders of the Bank acquired 100% of the Company’s stock and the Company acquired (and still holds) 100% of the Bank’s stock. The former Bank stockholders received two shares of the Company’s common stock for each share of Bank common stock exchanged in the reorganization. On June 25, 2013 the Company changed its state of incorporation from Delaware to Maryland. The reincorporation, which was effected to eliminate the Company’s significant annual Delaware franchise tax expense, was approved by the stockholders of the Company at the annual meeting of stockholders held on June 13, 2013. The Company was formed for the purpose of providing financial flexibility as a holding company for the Bank. At the present time, the Company has no specific plans of engaging in any activities other than operating the Bank as a subsidiary.

The Bank was established as a state chartered federally insured commercial bank on March 1, 1994 and opened for business November 21, 1994 on Roosevelt Road in Glen Ellyn. The Bank opened a second location in downtown Wheaton on November 21, 1998. A third location was opened in northwest Wheaton on March 24, 2005. A fourth full service branch was opened on November 21, 2007 in north Wheaton. The Bank serves a diverse customer base including individuals, businesses, governmental units, and institutional customers located primarily in Wheaton and Glen Ellyn and surrounding communities in DuPage County, Illinois. The Bank has banking offices in Glen Ellyn, and Wheaton, Illinois.

Regulatory Matters

As previously disclosed, on January 10, 2014, the Bank received notification from the Federal Deposit Insurance Corporation (the “FDIC”) and the Division of Banking of the Illinois Department of Financial and Professional Regulation (the “IDFPR”) that the Consent Order (the “Order”) issued to the Bank by the FDIC and IDFPR on January 21, 2011 was terminated effective January 10, 2014. The material terms and conditions of the Order were previously disclosed in the Company’s Current Report on Form 8-K filed on January 26, 2011. In connection with the termination of the Order, the Bank agreed to achieve Tier 1 capital at least equal to 8% of total assets and total capital at least equal to 12% of risk-weighted assets. At December 31, 2013 our Tier 1 and total capital ratios were 6.8%. and 11.9%, respectively, compared to 6.8% and 11.4% at September 30, 2013, 6.7% and 11.4% at June 30, 2013, 6.8% and 11.8% at March 31, 2013 and 7.7% and 12.6% at December 31, 2012, respectively.

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Recent Developments

Financial Condition

Like many financial institutions across the United States, our operations have been impacted by recent economic conditions. During 2008 and 2009, the economic crisis that was initially confined to residential real estate and subprime lending evolved into a global economic crisis that negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by declines in the residential and commercial real estate market in our market area.

Declining home prices, slowing economic conditions and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential real estate and commercial real estate loans, resulting in an increase in our level of nonperforming assets and loans past due 90 days or more and still accruing interest and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly.

As a result of the deterioration in economic conditions and the local real estate market, the Company experienced net losses of $4.6 million, $11.0 million and $2.5 million for the fiscal years ended December 31, 2010, 2011 and 2012, respectively, and experienced a net loss of $2.8 million for the year ended December 31, 2013. During this time, the book value of the Company’s common stock, on a fully converted basis, decreased from $14.26 per share at December 31, 2010 to $0.72 per share at December 31, 2013. The Company also experienced loan loss provisions totaling $8.3 million, $6.2 million and $1.5 million for the fiscal years ended December 31, 2010, 2011 and 2012, respectively, and experienced a loan loss provision of $1.4 million for the year ended December 31, 2013.  Total nonperforming assets have decreased from $23.3 million at December 31, 2010 to $3.4 million at December 31, 2013.

December 2012 Private Placement Offering

As previously disclosed, in an effort to satisfy the increased capital requirements set forth in the Order, Community Financial Shares entered into a securities purchase agreement (the “Securities Purchase Agreement”), dated as of November 13, 2012, with certain accredited investors and members of the Company’s Board of Directors and executive management team pursuant to which, on December 21, 2012, the Company issued an aggregate of 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C convertible noncumulative perpetual preferred stock (the “Series C Preferred Stock”) at $100.00 per share, 56,708 shares of Series D convertible noncumulative perpetual preferred stock (the “Series D Preferred Stock”) at $100.00 per share and 6,728 shares of Series E convertible noncumulative perpetual preferred stock (the “Series E Preferred Stock”) at $100.00 per share in a private placement offering, for gross proceeds of $24.0 million (the “Investment”). The 133,411 shares of Series C Preferred Stock, the 56,708 shares of Series D Preferred Stock and the 6,728 shares of Series E Preferred Stock are convertible into 13,341,100, 5,670,800 and 672,800 shares of Company common stock, respectively. The effective price per share paid by investors was $1.00 per common share after taking into account the anti-dilution provisions of the Securities Purchase Agreement.

Closings. The Securities Purchase Agreement provided that the Company would conduct two closings in connection with the private placement offering. The first closing, which occurred on December 21, 2012, resulted in $24.0 million in gross proceeds, or $21.5 million in net proceeds after deducting offering expenses of $2.5 million. The Company used the net proceeds from the first closing to (i) redeem the Company’s $6.9 million of preferred stock previously issued to the U.S. Department of Treasury pursuant to the TARP Capital Purchase Program, (ii) repay the Company’s indebtedness to a third party lender, (iii) enhance the capital of the Bank, as required by the terms of the Order previously issued by the FDIC and IDFPR, and (iv) support the future operational growth of the Company.

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In accordance with the terms of the Securities Purchase Agreement, after the first closing, the Company commenced a rights offering pursuant to which existing holders of the Company’s common stock (not the investors participating in the first closing) were able to purchase up to an aggregate of 3,000,000 shares of Company common stock at a price of $1.00 per share. For more information on the rights offering, see “—Rights Offering” below.

Under the Securities Purchase Agreement, certain investors were permitted to purchase additional shares of Series C Preferred Stock and Series D Preferred Stock and Series E Preferred Stock, as applicable, in a subsequent second closing to the extent their ownership interests in the Company were diluted by the issuance of shares in the rights offering. On July 17, 2013, the Company consummated the second closing, pursuant to which it issued to the Selling Shareholders identified in this prospectus an aggregate of 1,192 shares of Series C Preferred Stock at $100.00 per share and 1,385 shares of Series D Preferred Stock at $100.00 per share for gross proceeds of $257,700. The 1,192 shares of Series C Preferred Stock and the 1,385 shares of Series D Preferred Stock that were issued in connection with the second closing are convertible into 119,200 and 138,500 shares of Company common stock, respectively. The second closing resulted in $257,700 in gross proceeds, or $226,850 in net proceeds after deducting offering expenses of $30,850. The Company used the net proceeds from the second closing to enhance the capital position of the Company.

Rights Offering. As previously disclosed, and in accordance with the provisions of the Securities Purchase Agreement, on March 28, 2013, the Company sold 483,121 shares of common stock at a price of $1.00 per share in a nontransferable rights offering for gross proceeds of $483,121, or $424,800 in net proceeds after deducting offering expenses of $58,300. The Company used the net proceeds from the rights offering to enhance the capital position of the Company. Including the second closing and rights offering, gross proceeds of the private placement offering totaled $24.7 million, or $22.1 million in net proceeds after deducting aggregate offering expenses of $2.6 million.

Board Representation. The Securities Purchase Agreement provided that the size of the Board of Directors of the Company must be fixed at nine members and that, subject to any required regulatory approvals, the Company would (i) appoint Donald H. Wilson as the Chairman of the Company’s and the Bank’s Board of Directors and (ii) appoint three individuals approved by three different nominating investors as members of the Company’s and the Bank’s Board of Directors and to certain committees thereof. Each of the nominating investors has the right to be represented on the Board of Directors of the Company and the Bank by one director of its choice for as long as it maintains at least a 2.5% ownership interest in the Company. Upon the receipt of all required regulatory approvals, Mr. Wilson was appointed as Chairman of the Board and Daniel Strauss, Christopher Hurst and Philip Timyan were appointed as directors of the Company and the Bank in accordance with the terms of the Securities Purchase Agreement. In anticipation of these appointments, and pursuant to the restriction in the Securities Purchase Agreement that the size of the Board of Directors may not exceed nine members, Donald H. Fischer retired as Chairman of the Board of Directors in January 2013 and William F. Behrmann, H. David Clayton, Joseph S. Morrissey and Robert F. Haeger resigned from the Board of Directors in February 2013.

On December 4, 2013, the Bank and the Company entered into a entered into a Separation Agreement and General Release of All Claims with Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank. Pursuant to the terms of the agreement, Mr. Hamer agreed to resign as a director of the Company and the Bank effective December 4, 2013.

Use of Proceeds. The proceeds of the December 2012 private placement were used to (i) redeem the Company’s $6.9 million of preferred stock previously issued to the U.S. Department of Treasury pursuant to the TARP Capital Purchase Program, (ii) repay the Company’s indebtedness to a third party lender, (iii) enhance the capital of the Bank, as required by the terms of the Order previously issued by FDIC and IDFPR, and (iv) support the future operational growth of the Company. On November 13, 2012, the Company entered into a securities purchase agreement with the U.S. Department of Treasury (the “TARP Securities Purchase Agreement”) pursuant to which, subject to the completion of the December 2012 private placement offering and the receipt of Federal Reserve Board approval, it agreed to repurchase the shares of preferred stock it previously issued pursuant to the TARP Capital Purchase Program for $3,293,550 plus an amount equal to 45% of the accrued and unpaid dividends on such preferred shares. The Company consummated the transactions contemplated by the TARP Securities Purchase Agreement on December 21, 2012.

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Stockholder Approval. In order to consummate the transactions contemplated by the Securities Purchase Agreement, the Company was required to obtain stockholder approval of (i) a proposal to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of the common stock of the Company to 75,000,000 shares from 5,000,000 shares and (ii) a proposal to amend the Company’s Certificate of Incorporation to specify that each outstanding share of Company common stock is entitled to one vote on each matter submitted to a vote of the Company’s stockholders so that each share of convertible voting preferred stock issued in the private placement could vote together with the shares of Company common stock on an as converted basis. Each of these proposals required the approval of the holders of a majority of the Company’s outstanding shares of common stock. In order to save the expense associated with holding a special meeting of the Company’s stockholders, the Board of Directors elected to obtain stockholder approval of the amendments described above by written consent pursuant to Section 228 of the Delaware General Corporation Law, rather than by calling a meeting of stockholders. Accordingly, on November 12, 2012, the Board of Directors voted to eliminate Article II, Section 13 of the Company’s Bylaws, which provided that any action taken by stockholders of the Company without a meeting required the written consent of all of the stockholders entitled to vote with respect to the subject matter. The amendment of the Bylaws was effected without stockholder approval, which was not required under Delaware law. On December 12, 2012, the Company received the requisite number of stockholder consents needed to approve both amendments to the Company’s Certificate of Incorporation.

Non-Dilution Rights. The Securities Purchase Agreement provides that, until December 21, 2013, the Company may generally not issue any additional shares of common stock or other securities convertible into shares of common stock without the consent of the investors or the approval of two-thirds of the Company’s Board of Directors. To the extent that the Company issues additional securities in accordance with this provision, investors have non-dilution rights under the Securities Purchase Agreement that will enable them, if they so choose, to purchase a number of shares of common stock (at the same price and on the same terms made available to purchasers of shares in the subsequent stock issuance) as would enable them to maintain the same economic ownership interest in the Company that they had immediately following the closing of the rights offering that was completed in March 2013.

Registration Rights Agreement. In connection with the execution of the Securities Purchase Agreement, the Company and each of the investors also entered into a Registration Rights Agreement. The Registration Rights Agreement required the Company to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issuable upon the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock by investors participating in the private placement offering and also provides investors with demand and piggyback registration rights under certain circumstances.

Preferred Stock Conversion Blockers. Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock, provided, however, that a holder may not convert shares of the Series C Preferred Stock to the extent that such conversion would result in the holder or its affiliates beneficially owning more than 9.9% or 4.9%, as applicable, of the Company’s outstanding common stock. If, pursuant to the Securities Purchase Agreement, the holder acquired either (i) solely shares of Series C Preferred Stock, or a combination of Series C Preferred Stock and common stock, in each case, that, together with Company voting securities acquired by its affiliates, constituted more than 4.9% of the Company’s voting securities, or (ii) shares of both Series C Preferred Stock and Series D Preferred Stock, then the 9.9% conversion blocker will be applicable to such investor and its transferees. If, pursuant to the Securities Purchase Agreement, the holder acquired either (i) solely Series C Preferred Stock, or a combination of Series C Preferred Stock and common stock, in each case, that, together with Company voting securities acquired by its affiliates, constituted 4.9% or less of the Company’s voting securities, or (ii) both Series C Preferred Stock and Series E Preferred Stock, then the 4.9% conversion blocker will be applicable to such investor and its transferees. Accordingly, the number of shares of common stock and percentage common stock reflected in the following table includes those shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Shares of Series D Preferred Stock and Series E Preferred Stock are convertible into shares of Series C Preferred Stock on a one-for-one basis, provided, however, that no such conversion results in any person, together with its affiliates, holding more than a 9.9% or 4.9% voting ownership interest, respectively, in the Company.

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September 2013 Private Placement Offering

On September 30, 2013, the Company consummated its previously announced private placement offering, pursuant to which the Company issued 2,836,900 shares of common stock to accredited investors at a purchase price of $1.00 per share. In connection with the closing of the September 2013 private placement offering, the Company also issued an additional 350,200 shares of common stock at a purchase price of $1.00 per share and 7,334 shares of Series D convertible noncumulative perpetual preferred stock at a purchase price of $100.00 per share to existing stockholders of the Company. The additional shares of common stock and preferred stock were issued to satisfy the exercise of non-dilution rights afforded to stockholders under the Securities Purchase Agreement. Including these anti-dilution shares, the Company raised aggregate proceeds of $3,920,500 in connection with the completion of the private placement offering, $3.4 million in net proceeds after deducting offering expenses of $472,000. The Company used the net proceeds from the September 2013 private placement offering to invest $500,000 in the Bank and to further enhance the capital position of the Company. The issuance of shares in the September 2013 private placement offering was approved by at least two-thirds of the Company’s Board of Directors as required under the Securities Purchase Agreement. After giving effect to the first and second closings of the December 2012 private placement offering, the March 2013 rights offering and the September 2013 private placement offering, the number of shares of outstanding Company common stock has increased from 1,245,267 to 10,781,988 since the execution of the Securities Purchase Agreement on November 13, 2012.

Corporate Governance Matters

Change in State of Incorporation. On June 25, 2013 the Company changed its state of incorporation from Delaware to Maryland. The reincorporation, which was effected to eliminate the Company’s significant annual Delaware franchise tax expense, was approved by the stockholders of the Company at the annual meeting of stockholders held on June 13, 2013. The reincorporation was completed by means of a merger of Community Financial Shares, Inc., a Delaware corporation (“CFIS-Delaware”), with and into Community Financial Shares, Inc., a Maryland corporation (“CFIS-Maryland”), a wholly owned subsidiary of CFIS-Delaware incorporated for the purpose of effecting the reincorporation, with CFIS-Maryland being the surviving corporation. As a result of the merger, holders of CFIS-Delaware’s capital securities are now holders of CFIS-Maryland’s capital securities, and their rights as holders thereof are governed by the Maryland General Corporation Law and the Articles of Incorporation and Bylaws of CFIS-Maryland. For a description of the differences between the rights of holders of CFIS-Delaware’s and CFIS-Maryland’s capital securities, see “Comparison of Stockholder Rights” in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013. The reincorporation did not result in any change in the business or principal facilities of CFIS-Delaware.

Appointment of New President and Chief Executive Officer. On August 15, 2013, the Board of Directors of the Company and the Bank appointed Donald H. Wilson as the President and Chief Executive Officer of the Company and the Bank effective as of August 15, 2013.  As a result of the management restructuring, effective as of August 15, 2013, Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank, was terminated as President and Chief Executive Officer. Mr. Wilson has served as the Chairman of the Company’s and the Bank’s Board of Directors since April 2013 and continues to serve in this capacity following his appointment as the President and Chief Executive Officer of the Company and the Bank.

Available Information

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on its website at http://www.cbwge.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. None of the information contained on, or that may be accessed through, the Company’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

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Terms of the Offering

Shares Offered	Up to 1,622,100 shares of common stock

Selling Shareholders	See “Selling Shareholders” for information regarding the Selling Shareholders.

Use of Proceeds	We will not receive any proceeds from the resale of the Shares by the Selling Shareholders.

Plan of Distribution	See “Plan of Distribution” for a discussion of the methods that may be used by the Selling Shareholders in their offer and sale of the Shares.

Risk Factors	See “Risk Factors” for a discussion of certain factors you should consider before investing in the Shares.

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RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

A return to recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Following a national home price peak in mid-2006, falling home prices and sharply reduced sales volumes, along with the collapse of the United States’ subprime mortgage industry in early 2007, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. Dramatic declines in real estate values and high levels of foreclosures resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Concerns over the United States’ credit rating (which was recently downgraded by Standard & Poor’s), the European sovereign debt crisis, and continued high unemployment in the United States, among other economic indicators, have contributed to increased volatility in the capital markets and diminished expectations for the economy.

A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies, increases in our levels of nonperforming and classified assets and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

Although our provision for loan losses has decreased during recent year, we may be required to make further additions to our allowance for loan losses and to charge-off additional loans in the future. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Our allowance for loan losses was $2.5 million, representing 1.3% of total loans, as of December 31, 2013, compared to an allowance of $3.0 million, or 1.5% of total loans, as of December 31, 2012, $8.9 million, or 4.3% of total loans, at December 31, 2011 and $7.7 million, or 3.4% of total loans, at December 31, 2010. Our nonperforming assets have decreased to $3.4 million, or 1.0% of total assets, at December 31, 2013 from $23.3 million, or 6.7% of total assets, at December 31, 2010. If the economy and/or the real estate market remains unchanged or further weakens, we may be required to add further provisions to our allowance for loan losses as nonperforming assets could continue to increase or the value of the collateral securing loans may be insufficient to cover any remaining net loan balance, which could have a negative effect on our results of operations.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. In evaluating the adequacy of our allowance for loan losses, we consider such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, personal guarantees, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, amount and timing of expected future cash flows on affected loans, value of collateral, personal guarantees, estimated losses on specific loans, as well as consideration of general loss experience. All of these estimates may be susceptible to significant change. While management uses the best information available at the time to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Our estimates of the risk of loss and the amount of loss on any loan are complicated by the significant uncertainties surrounding our borrowers’ abilities to successfully execute their business models through changing economic environments, the competitive challenges they face, and the effect of current and future economic conditions on collateral values and other factors. Because of the degree of uncertainty and susceptibility of these factors to change, our actual losses may vary materially from our current estimates.

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The FDIC and IDFPR, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

A continued deterioration in national and local economic conditions may negatively impact our financial condition and results of operations.

We currently are operating in a challenging and uncertain economic environment, both nationally and in the local markets that we serve. Financial institutions continue to be affected by sharp declines in financial and real estate values. Continued declines in real estate values and home sales, and an increase in the financial stress on borrowers stemming from an uncertain economic environment, including rising unemployment, could have an adverse effect on our borrowers or their customers, which could adversely impact the repayment of the loans we have made. The overall deterioration in economic conditions also could subject us to increased regulatory scrutiny. In addition, a prolonged recession, or further deterioration in local economic conditions, could result in an increase in loan delinquencies; an increase in problem assets and foreclosures; and a decline in the value of the collateral for our loans. Furthermore, a prolonged recession or further deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our loan loss allowance, which could necessitate increasing our provision for loan losses, which would reduce our earnings. Additionally, the demand for our products and services could be reduced, which would adversely impact our liquidity and the level of revenues we generate.

The Company’s ability to utilize capital distributions from the Bank is subject to regulatory limits and other restrictions.

A source of the Company’s income from which we could service our debt and pay our obligations is the receipt of dividends from the Bank. In the event that the Bank is unable to pay dividends to us, we may not be able to service our debt or pay our obligations. The inability to receive dividends from the Bank may adversely affect our business, financial condition, results of operations, and prospects.

Our ability to fully utilize our net deferred tax assets in future periods could be impaired, which will negatively impact our financial condition and results of operations.

At December 31, 2013 and 2012, our net deferred tax assets totaled zero. During the year ended December 31, 2011, our management determined that realization of a portion of our net deferred tax assets was more likely than not to occur. As a result, we incurred a non-cash income tax expense of $7.1 million related to a valuation allowance on deferred tax assets in 2011. If we are unable to continue to generate, or demonstrate that we can continue to generate, sufficient taxable income in the near future, then we may not be able to fully realize the benefits of our deferred tax assets and may be required to recognize an additional valuation allowance if it is more likely than not that some portion of our deferred tax assets will not be realized.  In each future accounting period, our management will consider both positive and negative evidence when considering our ability to utilize our net deferred tax assets. Any subsequent reduction in the valuation allowance would lower the amount of income tax expense recognized in our consolidated statements of operations in future periods and would negatively impact our financial condition and results of operations.

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We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial conditions and the value of our common stock.

Our strategy has been to increase the size of our company by opening new offices and by pursuing business development opportunities. We have grown rapidly since we commenced operations. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our growth strategy. There can be no assurance that our further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through successful expansion of our markets, or that we will be able to maintain capital sufficient to support our continued growth. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.

We are subject to credit risks in connection with the concentration of adjustable rate loans in our portfolio.

A majority of our loans held for investment are adjustable rate loans. Borrowers with adjustable rate mortgage loans are exposed to increased monthly payments when the related mortgage interest rate adjusts upward under the terms of the loan from the initial fixed rate or low introductory rate, as applicable, to the rate computed in accordance with the applicable index and margin. Any rise in prevailing market interest rates may result in increased payments for borrowers who have adjustable rate mortgage loans, increasing the possibility of default. Borrowers seeking to avoid these increased monthly payments by refinancing their mortgage loans may no longer be able to find available replacement loans at comparably low interest rates. In addition, a decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance. Borrowers who intend to sell their homes on or before the expiration of the fixed rate periods on their mortgage loans may also find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans. These events, along or in combination, may contribute to higher delinquency rates and negatively impact earnings.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Short-term market interest rates (which we use as a guide to price our deposits) have until recently risen from historically low levels, while longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin. For the years ended December 31, 2013 and 2012 our net interest margin was 3.29% and 3.43%, respectively. If short-term interest rates rise, and if rates on our deposits re-price upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. During 2008, however, the U.S. Federal Reserve decreased its target for the federal funds rate to a range of zero to 0.25%. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

Our emphasis on commercial and construction lending may expose us to increased lending risks.

At December 31, 2013, our loan portfolio included $97.8 million, or 50.0% of commercial real estate loans, $1.9 million, or 0.9% of construction loans, and $21.4 million, or 10.9% of commercial loans. We intend to continue to increase our emphasis on the origination of commercial type lending. However, this type of loan generally exposes a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

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Increased and/or special FDIC assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $536,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for all of 2010, 2011 and 2012, which for us totaled $2.3 million. Additional increases in the base assessment rate or additional special assessments would negatively impact our earnings.

Regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law the Dodd-Frank Act. The Dodd-Frank Act restructures the regulation of depository institutions. The Dodd-Frank Act contains several provisions that will have a direct impact on the operations of the Company and the Bank. The legislation contains changes to the laws governing, among other things, FDIC assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The Dodd-Frank Act also provides for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets will continue to be examined for compliance with such laws and regulations by, and subject to the primary enforcement authority of, the prudential regulator rather than the Consumer Financial Protection Bureau. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008 and 2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. However, the Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

We need to generate liquidity to fund our lending activities.

We must have adequate cash or borrowing capacity to meet our customers’ needs for loans and demand for their deposits. We generate liquidity primarily through the origination of new deposits. We also have access to secured borrowings, Federal Home Loan Bank borrowings and various other lines of credit. The inability to increase deposits or to access other sources of funds would have a negative effect on our ability to meet customer needs, could slow loan growth and could adversely affect our results of operations.

Our profitability depends significantly on economic conditions in our market.

Our success depends to a large degree on the general economic conditions in our market areas. The local economic conditions in these areas have a significant impact on the amount of loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

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If we experience greater loan losses than anticipated, it will have an adverse effect on our net income.

While the risk of nonpayment of loans is inherent in banking, if we experience greater nonpayment levels than we anticipate, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

We cannot assure you that our monitoring procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the growth in our loan portfolio, loan losses may be greater than management’s estimates. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our profitability. Any loan losses will reduce the loan loss allowance. A reduction in the loan loss allowance will be restored by an increase in our provision for loan losses. This would reduce our earnings which could have an adverse effect on our stock price.

If we lose key employees with significant business contacts in our market area, our business may suffer.

Our success is largely dependent on the personal contacts of our officers and employees in our market area. If we lose key employees temporarily or permanently, our business could be hurt. We could be particularly hurt if our key employees went to work for our competitors. Our future success depends on the continued contributions of our existing senior management personnel.

In order to be profitable, we must compete successfully with other financial institutions which have greater resources than we do.

The banking business in the Chicago metropolitan area, in general, is extremely competitive. Several of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We must overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions: other commercial banks, savings banks, thrifts, credit unions, consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds and trust companies. Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantage of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, greater advertising-marketing budgets or other factors.

Our legal lending limit is determined by law. The size of the loans which we offer to our customers may be less than the size of the loans than larger competitors are able to offer. This limit may affect to some degree our success in establishing relationships with the larger businesses in our market.

New or acquired branch facilities and other facilities may not be profitable.

We may not be able to correctly identify profitable locations for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our non-interest expense and decrease earnings in the short term. It may be difficult to adequately and profitably manage our growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract enough deposits to offset the expenses of operating these branch sites. Any new branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

Government regulations may prevent or impair our ability to pay dividends, engage in additional acquisitions or operate in other ways.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our operations. We are subject to supervision and periodic examination by the FDIC and the IDFPR. Our principal subsidiary, Community Bank-Wheaton/ Glen Ellyn, as a state chartered commercial bank, is also subject to regulation and examination by the FDIC and the IDFPR. Banking regulations are designed primarily for the protection of depositors rather than stockholders, and they may limit our growth and the return to you as an investor by restricting its activities, such as: the payment of dividends to stockholders; possible transactions with or acquisitions by other institutions; desired investments; loans and interest rates; interest rates paid on deposits; the possible expansion of branch offices; and the ability to provide securities or trust services.

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We are registered with the Federal Reserve Board as a bank holding company. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business. The cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

Our stock trading volume has been low compared to larger bank holding companies. Accordingly, the value of your common stock may be subject to sudden decreases due to the volatility of the price of our common stock.

Although our common stock trades on the OTCQB, it is not traded as regularly as the common stock of larger bank holding companies listed on other stock exchanges, such as the New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange. We cannot predict the extent to which investor interest in us will lead to a more active trading market in our common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in interest rates;

•	changes in the legal or regulatory environment in which we operate;

•	press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

•	changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	future sales of our common stock;

•	changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

•	other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

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A significant percentage of the Company’s voting securities were sold to investors in the Company’s December 2012 private placement offering and September 2013 private placement offering, and these investors may therefore have the ability to significantly impact certain corporate actions that other stockholders of the Company may not agree with.

A significant percentage of the Company’s voting securities were sold to investors in the Company’s December 2012 private placement offering and September 2013 private placement offering. Our six largest investors each beneficially own more than 5.0% of the Company’s outstanding voting securities and collectively beneficially own approximately 53.3% of the Company’s outstanding voting securities as a result of their participation in the Company’s December 2012 and/or September 2013 private placement offerings. Because the collective voting interests acquired by these investors represent a substantial percentage of the Company’s outstanding voting securities, these investors have the ability to significantly impact the outcome of proposals presented for a vote of the Company’s stockholders, such as the election of directors, particularly in the event that they vote their shares in a similar manner.

Three of the investors that participated in our December 2012 private placement offering were each entitled to appoint a member of our Board of Directors. Additionally, in connection with the December 2012 private placement offering, the Company agreed to appoint Donald H. Wilson, who was also an investor in the offering, to serve as Chairman of the Board of Directors following the December 2012 private placement offering. These appointees represent four of the Company’s eight directors and may therefore be able to exert significant influence over the Board of Directors.

On December 21, 2012, the Company consummated a $24.0 private placement offering pursuant to the terms of a Securities Purchase Agreement, dated as of November 13, 2012, by and between the Company and more than 60 accredited investors. In accordance with the terms of the Securities Purchase Agreement, three of the investors that participated in our December 2012 private placement offering were entitled to each appoint a member of our Board of Directors. Furthermore, pursuant to the terms of the Securities Purchase Agreement, each of these three investors will have the right to be represented on the Company’s Board of Directors by one director of its choice for as long as it maintains at least a 2.5% ownership interest in the Company. In addition, under the Securities Purchase Agreement, the Company agreed to appoint Donald H. Wilson, who was also an investor in the offering, to serve as Chairman of the Board of Directors following the December 2012 private placement offering. However, unlike the other three investors that have appointed Board representatives, Mr. Wilson does not have the right to continue to serve on the Board for so long as he maintains a minimum ownership interest in the Company. The individuals appointed to serve on the Board of Directors pursuant to the terms of the Securities Purchase Agreement currently comprise four of the eight members of our Board of Directors. Although these four individuals constitute less than a majority of the Company’s Board of Directors, the representation of these investors on the Board of Directors may increase their ability to influence the Board to take certain corporate actions that other stockholders of the Company may not agree with.

Our ability to pay dividends on shares of our common stock is limited by current regulatory restrictions, the terms of our outstanding shares of preferred stock and our desire to continue to preserve capital.

Historically, it has been a policy of the Company to pay only small to moderate dividends so as to retain earnings to support growth. However, on October 15, 2008 the Board of Directors voted to suspend the payment of cash dividends on the Company’s common stock in an effort to conserve capital. On January 14, 2011, the Company was notified by the Federal Reserve Bank of Chicago that the overall condition of the Company and the Bank is less than satisfactory. As a result, the Company must now obtain prior written approval from the Federal Reserve Bank of Chicago prior to paying any dividends on its outstanding common stock. In addition, the holders of our outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred stock are entitled to participate in all common stock dividends on an as converted basis, and we may not pay dividends on our common stock unless an identical dividend is payable at the same time on the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. At March 25, 2014, we had 119,829, 65,427 and 5,990 outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred stock, each of which is convertible into 100 shares of common stock. As a result of the regulatory restrictions imposed by the Federal Reserve Bank of Chicago, the significant number of shares of our outstanding Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and our desire to continue to preserve capital, we may be unable to resume the payment of dividends on our shares of outstanding common stock.

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The market price of our common stock may decline due to the large number of shares that have been registered for resale by certain investors that participated in our December 2012 and September 2013 private placement offerings.

In connection with the private placement offerings that we completed in December 2012 and September 2013, we have registered with the Securities and Exchange Commission an aggregate of 21,306,800 shares of common stock that have been issued to investors, or are issuable to investors upon the conversion of shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred stock purchased in the private placement offerings. Prior to the consummation of the December 2012 private placement offering, we had a total of 1,245,267 shares of common stock registered with the Securities and Exchange Commission. Although our common stock trades on the OTCQB, it is not traded as regularly as the common stock of larger bank holding companies listed on other stock exchanges, such as the New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange. Accordingly, the value of your common stock may be subject to decreases due to additional volatility of the price of our common stock caused by an investor or multiple investors seeking to sell a significant number of shares in the open market.

The issuance of additional shares of common stock or other equity securities will further dilute the ownership interests of existing stockholders.

Our Articles of Incorporation authorize our Board of Directors to issue up to 75,000,000 shares of common stock. At March 28, 2014, we had 10,781,988 shares of common stock outstanding and have reserved approximately an additional 22,025,000 shares for issuance upon the conversion of shares of our outstanding preferred stock or to fund future equity awards. Accordingly, our Board of Directors is currently authorized to issue approximately an additional 52,975,000 shares of common stock. In order to maintain our capital at desired levels or required regulatory levels, or to fund future growth, our Board of Directors may decide from time to time to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of our common stock. The sale of these securities may significantly dilute our shareholders’ ownership interest as a shareholder and the market price of our common stock. New investors of other equity securities issued by us in the future may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.

We may become liable for liquidated damages to certain shareholders if we fail to register the resale of their shares, or maintain the effectiveness of the registration statement filed by us, with the Securities and Exchange Commission.

Pursuant to the terms of a Registration Rights Agreement, dated as of November 13, 2012, we are required to file and maintain the effectiveness of a resale registration statement with the Securities and Exchange Commission with respect to the aggregate amount of shares of common stock issuable upon the conversion of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (subject to certain limitations set forth in the Registration Rights Agreement). A resale registration statement must be filed within 30 days after each closing of the Investment and must be declared effective (i) within 90 days of each closing of the Investment in the event the Securities and Exchange Commission does not review the registration statement or (ii) within 120 days of each closing of the Investment in the event the Securities and Exchange Commission reviews the registration statement. Failure to meet these deadlines, as well as certain other events, may result in our being obligated to pay holders of registrable securities liquidated damages on each event date and each monthly anniversary of such event until the applicable event is cured. The liquidated damages would equal 1.5% of the aggregate purchase price paid by the holder pursuant to the Securities Purchase Agreement for any registrable securities held by such holder on the event date.

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We rely on technology to conduct many transactions with our customers and are therefore subject to risks associated with systems failures, interruptions or breaches of security.

Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger, our deposits, and our loans. While we have established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of our security systems could deter customers from using our website and our online banking services, both of which involve the transmission of confidential information. Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource certain of our data processing to certain third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for customer transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the Shares by the Selling Shareholders. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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MARKET FOR THE COMMON STOCK AND DIVIDEND INFORMATION

The common stock of Community Financial Shares is quoted on the OTCQB under the trading symbol “CFIS.”

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. Purchasers of our common stock should have long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated. As of March 28, 2014, there were 10,781,988 shares of common stock issued and outstanding.

			Dividend
	High	Low	(per share)
2013
First Quarter	$1.45	$1.07	$0.00
Second Quarter	1.30	1.20	0.00
Third Quarter	1.30	0.81	0.00
Fourth Quarter	1.10	0.82	0.00

2012
First Quarter	$2.25	$2.00	$0.00
Second Quarter	2.20	2.00	0.00
Third Quarter	2.20	1.25	0.00
Fourth Quarter	1.25	0.80	0.00

On _____________, 2014, the most recent practicable date before the date of this prospectus, the closing price of our common stock as quoted on the OTCQB was $____ per share. As of the close of business on ___________, 2014, Community Financial Shares had approximately ____ shareholders of record. This number does not include the number of persons or entities that hold our common stock in nominee or “street” name through various brokerage firms, banks and other nominees.

Historically, it has been a policy of Community Financial Shares to pay only small to moderate dividends so as to retain earnings to support growth. However, on October 15, 2008 the board of directors voted to suspend the payment of the quarterly cash dividend on Community Financial Shares’ common stock in an effort to conserve capital. As a result there have been no dividends paid on the common stock of Community Financial Shares since October 2008.

On January 14, 2011, Community Financial Shares was notified by the FRB that the overall condition of Community Financial Shares and Community Bank - Wheaton/Glen Ellyn is less than satisfactory. As a result, Community Financial Shares must now obtain prior written approval from the FRB prior to, among other things, the payment of any capital distribution.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of March 28, 2014, the number of shares of voting securities beneficially owned by each greater than five percent holder of the Company’s outstanding voting securities.

Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock, provided, however, that a holder may not convert shares of the Series C Preferred Stock to the extent that such conversion would result in the holder or its affiliates beneficially owning more than 9.9% or 4.9%, as applicable, of the Company’s outstanding common stock. If, pursuant to the Securities Purchase Agreement, the holder acquired either (i) solely shares of Series C Preferred Stock, or a combination of Series C Preferred Stock and common stock, in each case, that, together with Company voting securities acquired by its affiliates, constituted more than 4.9% of the Company’s voting securities, or (ii) shares of both Series C Preferred Stock and Series D Preferred Stock, then the 9.9% conversion blocker will be applicable to such investor and its transferees. If, pursuant to the Securities Purchase Agreement, the holder acquired either (i) solely Series C Preferred Stock, or a combination of Series C Preferred Stock and common stock, in each case, that, together with Company voting securities acquired by its affiliates, constituted 4.9% or less of the Company’s voting securities, or (ii) both Series C Preferred Stock and Series E Preferred Stock, then the 4.9% conversion blocker will be applicable to such investor and its transferees. Accordingly, the number of shares of common stock and percentage common stock reflected in the following table includes those shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Shares of Series D Preferred Stock and Series E Preferred Stock are convertible into shares of Series C Preferred Stock on a one-for-one basis, provided, however, that no such conversion results in any person, together with its affiliates, holding more than a 9.9% or 4.9% voting ownership interest, respectively, in the Company.

For more information on the conversion rights of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, see the footnotes applicable to each beneficial owner.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned Giving Effect to Preferred Stock Conversion Blockers		Percent of Common Stock Beneficially Owned Giving Effect to Preferred Stock Conversion Blockers (1)	Additional Shares of Common Stock Excluded from Beneficial Ownership Due to Preferred Stock Conversion Blockers	Total Shares of Common Stock Owned Absent Preferred Stock Conversion Blockers
SBAV LP SBAV GP LLC Clinton Magnolia Master Fund, Ltd. George Hall Clinton Group, Inc. 601 Lexington Avenue, 51st Floor New York, New York 10022	1,150,035	(2)	9.9%	6,296,665	7,446,700

Wellington Management Company, LLP Wellington Hedge Management, LLC 280 Congress Street Boston, Massachusetts 02210	1,150,035	(3)	9.9%	1,810,765	2,960,800

Fullerton Capital Partners LP 100 Drakes Landing Road, Suite 300 Greenbrae, California 94904	1,184,702	(4)	9.9%	1,314,598	2,499,300

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Philip J. Timyan 4324 Central Avenue Western Springs, Illinois 60558	1,184,702	(5)	9.9%	315,298	1,500,000

Otter Creek Partners I Otter Creek International Ltd Otter Creek Management, Inc. 222 Lakeview Avenue West Palm Beach, Florida 33401	920,000	(6)	8.53%	—	920,000

Beth and Ken Karmin Family Trust 1555 Capri Drive Pacific Palisades, California 90272	558,708	(7)	5.18%	—	558,708

___________________________________

(1)	Based on 10,781,988 shares of common stock outstanding as of March 28, 2014, plus all shares of common stock issuable to the shareholder upon the conversion of shares of Series C Preferred Stock currently held by the shareholder, to the extent that such conversion is not prohibited by the blocker provisions applicable to the Series C Preferred Stock. For purposes of this calculation, it is assumed that no other shareholders have converted any shares of Series C Preferred Stock.
(2)	Includes 315,500 shares of common stock and 834,535 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Excludes (i) 1,096,365 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock held by SBAV LP, a Delaware limited partnership (“SBAV”) and Clinton Magnolia Master Fund, Ltd., a Cayman Islands exempted company (“Magnolia”), and (ii) 5,200,300 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock held by SBAV because of the Series C Preferred Stock and Series D Preferred Stock conversion blockers. Without the Series C Preferred Stock and Series D Preferred Stock conversion blockers, the shareholders would be deemed to beneficially own 7,446,700 shares of common stock. SBAV GP LLC, a Delaware limited liability company (“SBAV GP”), as the general partner of SBAV and Clinton Group, Inc., a Delaware corporation (“CGI”), by virtue of being the investment manager of SBAV and Magnolia, have the power to vote or direct the voting and to dispose or direct the disposition of, all of the Shares beneficially owned by SBAV and Magnolia. George Hall, as the sole managing member of SBAV GP and President of CGI, is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which SBAV, SBAV GP and CGI have voting power or dispositive power. Accordingly, SBAV, SBAV GP, Magnolia, CGI and Mr. Hall are deemed to have shared voting and shared dispositive power with respect to all of the Company’s securities beneficially owned by SBAV. SBAV GP, Magnolia, CGI and Mr. Hall disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest therein.
(3)	Includes 315,500 shares of common stock and 834,535 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Excludes (i) 1,096,365 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and (ii) 714,400 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because of the Series C Preferred Stock and Series D Preferred Stock conversion blockers. Without the Series C Preferred Stock and Series D Preferred Stock conversion blockers, the shareholders would be deemed to beneficially own 2,960,800 shares of common stock.
(4)	Includes 1,184,702 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Excludes (i) 686,598 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock and (ii) 628,000 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock because of the Series C Preferred Stock and Series D Preferred Stock conversion blockers. Without the Series C Preferred Stock and Series D Preferred Stock conversion blockers, the shareholder would be deemed to beneficially own 2,499,300 shares of common stock.
(5)	Includes 1,184,702 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Excludes 315,298 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock because of the Series C Preferred Stock conversion blocker. Without the Series C Preferred Stock conversion blocker, the shareholder would be deemed to beneficially own 1,500,000 shares of common stock.
(6)	Based on a Schedule 13G filed with the SEC on February 28, 2013. Includes 920,000 shares of common stock.
(7)	Includes 558,708 shares of common stock.

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Security Ownership of Management

The following table indicates, as of March 28 2014, the number of shares of common stock beneficially owned by each director of the Company, the named executive officers of the Company, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares (1)		Percent of Common Stock Outstanding (2)
Penny A. Belke, DDS	166,299		1.54%
Raymond A. Dieter, Jr., MD	102,312	(3)	0.95
Douglas D. Howe	200,000		1.85
Christopher M. Hurst	20,000		0.18
Mary Beth Moran	61,202		0.57
John M. Mulherin	20,496	(4)	0.19
Daniel Strauss	—		—
Donald H. Wilson	500,000	(5)	4.47
Philip J. Timyan	1,184,702	(6)	9.90
Christopher P. Barton	169,242		1.57
Jeffrey A. Vock	50,600	(7)	0.47
Eric J. Wedeen	252,200	(8)	2.29
All Directors and Executive Officers as a Group (12 Persons)	2,727,053		21.52%

_______________________________________

(1)	Includes shares issuable pursuant to stock options currently exercisable within 60 days of March 28, 2014, as follows: Mr. Vock - 600 shares and Mr. Wedeen - 2,200 shares.

(2)	Based on 10,781,988 shares of common stock outstanding as of March 28, 2014 for all directors and executive officers except for Messrs. Wilson, Timyan, Vock, Wedeen. For each of Messrs. Wilson, Timyan, Vock and Wedeen, based on 10,781,988 shares of common stock outstanding as of March 28, 2014, plus all shares of common stock issuable to the individual upon the conversion of shares of Series C Preferred Stock currently held by the individual, to the extent that such conversion is not prohibited by the blocker provisions applicable to the Series C Preferred Stock. For purposes of this calculation, it is assumed that no other shareholders have converted any shares of Series C Preferred Stock.

(3)	Includes 2,776 shares held in a trust of which Dr. Dieter is trustee.

(4)	Includes 4,112 shares held in joint tenancy of which Mr. Mulherin has shared investment and voting power and 1,208 shares held by Mr. Mulherin’s spouse in an IRA.

(5)	Includes 100,000 shares of common stock and 400,000 shares of common stock issuable upon conversion of shares of Series C Preferred Stock.
(6)	Includes 1,184,702 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Excludes 428,055 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock because of the Series C Preferred Stock conversion blocker. Without the Series C Preferred Stock conversion blocker, the shareholder would be deemed to beneficially own 1,500,000 shares of common stock.

(7)	Includes 50,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.
(8)	Includes 250,000 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock.

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DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue 75,000,000 shares of common stock, $0.01 par value per share. There were 10,781,988 shares of common stock outstanding as of as of March 28, 2014. In addition, up to 19,124,660 shares of common stock are issuable to investors upon the conversion of outstanding shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

Dividend Rights. Subject to the rights of the holders of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation.

Voting Rights. Each outstanding share of our common stock shall entitle the holder thereof to one vote on all matters which are to be voted on, including the election of directors. Voting on all matters is non-cumulative. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Liquidation Rights. Subject to the rights and preferences of the holders of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, in the event of liquidation of Community Financial Shares, the holders of our common stock shall be entitled to receive, pro rata, all the remaining assets available for distribution to stockholders.

Other Rights. Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future. There are no redemption or conversion provisions applicable to our common stock, and common shareholders are not liable for any further capital call or assessment.

Preferred Stock

In May 2009, we issued shares of our Series A Preferred Stock and Series B Preferred Stock to the U.S. Department of Treasury in connection with the TARP Capital Purchase Program. The shares of Series A Preferred Stock and Series B Preferred Stock were redeemed by us on December 21, 2012 and no shares of Series A Preferred Stock or Series B Preferred Stock are currently outstanding.

A summary of the material terms of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, shares of which we issued in connection with the Offering, are set forth below.

Series C Preferred Stock

Voting Rights. Each share of the Series C Preferred Stock will be entitled to the number of votes equal to the number of shares of common stock into which each share of Series C Preferred Stock is convertible (initially 100 (subject to adjustment for any split, subdivision, combination, consolidation or similar event with respect to the common stock)) with respect to any matter presented to the common stockholders. In the event that the Company effects a division of its common stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of distributions in common stock or in any right to acquire the common stock), the 1-to-100 conversion rate before such subdivision shall be proportionately decreased so that the number of shares of common stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of common stock outstanding. In the event the outstanding common stock is combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of common stock, 1-to-100 conversion rate shall be proportionately increased so that the number of shares of common stock issuable upon the conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding.

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In addition, for so long as any shares of Series C Preferred Stock are outstanding, we may not (including by means of merger, consolidation or otherwise), without obtaining the approval of the holders of a majority of the outstanding shares of Series C Preferred Stock: (i) issue additional amounts or classes of senior securities or reclassify any junior or parity securities into senior securities; (ii) modify the terms of the Series C Preferred Stock or our bylaws so as to significantly and adversely affect the rights or preferences of the Series C Preferred Stock; (iii) approve or effect the liquidation, dissolution or winding up of our business and affairs in any form of transaction; (iv) pay dividends when preferred dividends on the Series C Preferred Stock are in arrears; or (v) take any other actions which, under the laws of Maryland or any other applicable law, requires the prior approval of the Series C Preferred Stock voting as a separate class.

Conversion Rights. Each share of Series C Preferred Stock is convertible immediately, at the sole discretion of the holder, initially into 100 shares of Company common stock, provided, however, that a holder may not convert shares of the Series C Preferred Stock to the extent that such conversion would result in the holder or its affiliates beneficially owning more than 9.9% or 4.9%, as applicable, of the Company’s outstanding common stock. If, pursuant to the Securities Purchase Agreement, the holder acquired either (i) solely shares of Series C Preferred Stock, or a combination of Series C Preferred Stock and common stock, in each case, that, together with Company voting securities acquired by its affiliates, constituted more than 4.9% of the Company’s voting securities, or (ii) shares of both Series C Preferred Stock and Series D Preferred Stock, then the 9.9% conversion blocker will be applicable to such investor and its transferees. If, pursuant to the Securities Purchase Agreement, the holder acquired either (i) solely Series C Preferred Stock, or a combination of Series C Preferred Stock and common stock, in each case, that, together with Company voting securities acquired by its affiliates, constituted 4.9% or less of the Company’s voting securities, or (ii) both Series C Preferred Stock and Series E Preferred Stock, then the 4.9% conversion blocker will be applicable to such investor and its transferees.

Upon the receipt of a conversion notice from a holder of Series C Preferred Stock, we must (i) notify our transfer agent of the proposed conversion within one trading day and (ii) instruct the transfer agent to issue the applicable number of shares of common stock to the holder of the Series C Preferred Stock in book entry or certificate form within three trading days from the date on which we received the holder’s conversion notice. If we fail to deliver the shares of common stock within three trading days of its receipt of the conversion notice, we must pay the holder of Series C Preferred Stock an amount equal to 0.5% of the product of (x) the number of shares of common stock not issued to the holder multiplied by (y) the closing price of the common stock on the date the shares of common stock were required to be delivered. If we fail to pay these damages within five business days of the date incurred, such payments will bear interest at a rate of 1.5% per month (prorated for partial months) until such payments are made.

Rank. With respect to dividend and liquidation rights, the Series C Preferred Stock will rank: (i) subordinate and junior to our Series A Preferred Stock and Series B Preferred Stock, senior indebtedness and any of our future securities that, by their terms, are senior to the Series C Preferred Stock; (ii) on parity with the Series D Preferred Stock and Series E Preferred Stock and any of our future securities that, by their terms, are on parity to the Series C Preferred Stock; and (iii) senior to the common stock and any of our future securities that, by their terms, are not senior to or on parity with the Series C Preferred Stock.

Dividend Rights. Dividends may be paid on the Series C Preferred Stock as and when declared by our Board of Directors, subject to the prior and superior rights of the holders of any senior securities. In addition, the Series C Preferred Stock will participate in all common stock dividends on an as converted basis, and no dividends shall be payable on any junior securities or parity securities unless an identical dividend is payable at the same time on the Series C Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series C Preferred Stock will be entitled to receive a liquidation preference, subject to the rights of any creditors of Community Financial Shares, before any distributions of our assets are made to the holders of the common stock. The liquidation preference will be equal to the greater of (i) the sum of (x) $100.00 per share of Series C Preferred Stock (as adjusted for any split, subdivision, combination, consolidation or similar event with respect to the Series C Preferred Stock ) and (y) the amount of any declared but unpaid distributions to the date of payment and (ii) the amount such holder would have received if the Series C Preferred Stock had been fully converted into common stock immediately prior to the liquidation, dissolution or winding up.

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In addition, the consummation of a “change in control” of Community Financial Shares will constitute a liquidation, dissolution or winding up of Community Financial Shares for purposes of the Series C Preferred Stock’s liquidation preference. For this purpose, a “change in control” is defined as any of the following transactions that is approved by at least a majority of the members of our Board of Directors: (i) an acquisition by any person (other than Community Financial Shares, the current members of its Board of Directors and their descendants, or certain Community Financial Shares or Community Bank – Wheaton/Glen Ellyn benefit plans) of Community Financial Shares common stock that causes such person to own fifty percent (50%) or more of the combined voting power of our then outstanding voting securities; (ii) a reorganization, merger, consolidation or other corporate transaction involving Community Financial Shares with respect to which the shareholders of Community Financial Shares immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the surviving entity; (iii) the sale, transfer or assignment of all or substantially all of the assets of Community Financial Shares to any third party; or (iv) any other transactions or series of related transactions that have substantially the same effect as the transactions specified in (i) through (iii) above as reasonably determined by the Board of Directors. In such circumstances, in lieu of participating in a change of control, the holders of the Series C Preferred Stock may elect to require Community Financial Shares to make the liquidation payment for any or all of the shares of their Preferred Stock concurrently with the consummation of a change in control or pay interest thereon at a rate equal to the lesser of (i) 25% per annum or (ii) the maximum rate permitted by applicable law.

Anti-Dilution Rights. The Series C Preferred Stock provides for standard anti-dilution adjustments for combinations or divisions of common stock, the reclassification or reorganization of the common stock, and for dividends and distributions in shares of common stock.

Series D Preferred Stock.

Except with respect to voting rights, conversion rights and anti-dilution rights, the Series D Preferred Stock generally has the same preferences, limitations, and relative rights as, and is identical in all respects to, the Series C Preferred Stock.

Voting Rights. The Series D Preferred Stock generally does not have any voting rights. However, for so long as any shares of Series D Preferred Stock are outstanding, we may not (including by means of merger, consolidation or otherwise), without obtaining the approval of the holders of a majority of the outstanding shares of Series D Preferred Stock: (i) issue additional amounts or classes of senior securities or reclassify any junior or parity securities into senior securities; (ii) modify the terms of the Series D Preferred Stock or our bylaws so as to significantly and adversely affect the rights or preferences of the Series D Preferred Stock; (iii) approve or effect the liquidation, dissolution or winding up of Community Financial Shares’ business and affairs in any form of transaction; (iv) pay dividends when preferred dividends on the Series D Preferred Stock are in arrears; or (v) take any other actions which, under the laws of Maryland or any other applicable law, requires the prior approval of the Series D Preferred Stock voting as a separate class.

Conversion Rights. The Series D Preferred Stock is convertible into shares of Series C Preferred Stock on a one-for-one basis provided that no such conversion results in any person, together with its affiliates, holding more than a 9.9% voting ownership interest in Community Financial Shares, excluding for the purposes of this calculation any reduction in ownership resulting from transfers by such person of voting securities of Community Financial Shares. In addition, each share of Series D Preferred Stock shall be convertible into common stock only (i) simultaneously with the closing of a transfer to a transferee of such Series D Preferred Stock pursuant to a permitted transfer (such as (a) a widespread public distribution; (b) a transfer in which no transferee would receive two percent or more of any class of voting securities of Community Financial Shares; or (c) a transfer to a transferee that would control more than 50% of the voting securities of Community Financial Shares without any transfer from the holder) and (ii) at the sole discretion of the holder of such shares initially into 100 shares of common stock (subject to adjustment for any split, subdivision, combination, consolidation or similar event with respect to the common stock), upon written notice from the transferee. The conversion procedures for the Series D Preferred Stock and related damages provisions are identical to those of the Series C Preferred Stock.

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Anti-Dilution Rights. The Series D Preferred Stock provides for standard anti-dilution adjustments for combinations or divisions of the Series C Preferred Stock, the reclassification or reorganization of the Series D Preferred Stock, and for dividends and distributions in shares of Series C Preferred Stock or common stock.

Series E Preferred Stock.

The Series E Preferred Stock has the same preferences, limitations, and relative rights as, and is identical in all respects to, shares of Series D Preferred Stock, except that the Series E Preferred Stock is convertible into shares of Series C Preferred Stock provided that no such conversion results in any person, together with its affiliates, holding more than a 4.9% voting ownership interest in Community Financial Shares, excluding for the purposes of this calculation any reduction in ownership resulting from transfers by such person of voting securities of Community Financial Shares.

Transfer Agent

The registrar and transfer agent for Community Financial Shares’ common stock is IST Shareholder Services, Wheaton, Illinois.

SELLING SHAREHOLDERS

December 2012 Private Placement Offering Second Closing. As previously disclosed, on December 21, 2012, pursuant to the terms of the Securities Purchase Agreement, the Company issued an aggregate of 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C Preferred Stock at $100.00 per share, 56,708 shares of Series D Preferred Stock at $100.00 per share and 6,728 shares of Series E Preferred Stock at $100.00 per share in the Offering, for gross proceeds of $24.0 million. On March 28, 2013, the Company sold 483,121 shares of common stock at a price of $1.00 per share in the Rights Offering for gross proceeds of $483,121.

Under the Securities Purchase Agreement, certain purchasers were permitted to purchase additional shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as applicable, in a subsequent second closing to the extent their ownership interests in the Company were diluted by the issuance of shares in the Rights Offering. On July 17, 2013, the Company consummated the second closing, pursuant to which it issued to the Selling Shareholders an aggregate of 1,192 shares of Series C Preferred Stock at $100.00 per share and 1,385 shares of Series D Preferred Stock at $100.00 per share for gross proceeds of $257,700. Including the second closing, gross proceeds of the Offering and the Rights Offering totaled $24.7 million. The shares of Series C Preferred Stock and Series D Preferred Stock sold to the Selling Shareholders in connection with the second closing were issued in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated by the SEC.

September 2013 Private Placement Offering. On September 30, 2013, the Company consummated its previously announced September 2013 private placement offering, pursuant to which it issued 3,187,100 shares of common stock to investors at a price of $1.00 per share and 7,334 shares of Series D Preferred Stock at a price of $100.00 per share to investors, including 631,000 shares of common stock and 7,334 shares of Series D Preferred Stock that were issued to the Selling Shareholders to satisfy the exercise of their anti-dilution rights under the Securities Purchase Agreement.

The table below sets forth information concerning the resale of the Shares by the Selling Shareholders. We are not selling any securities under this prospectus and will not receive any proceeds from the resale of the Shares by the Selling Shareholders. Except as disclosed in the footnotes to the table below, (i) all Shares issuable to the Selling Shareholders will be issued upon the conversion of shares of Series C Preferred Stock or Series D Preferred Stock (ii) each Selling Shareholder has voting and investment power over the Shares being offered by such Selling Shareholder; and (iii) the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

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The following table is based on information provided to us by the Selling Shareholders on or about the date of this prospectus and as of such date. Because the Selling Shareholders may sell all, some or none of the Shares, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that no Shares will be held by the Selling Shareholders at such time. While it is assumed that Clinton Magnolia Master Fund, Ltd. will hold no Shares upon termination of this offering, after such time Clinton Group Inc. will continue to beneficially own 9.9% of the Company’s outstanding common stock through its other affiliates.

Name and Address of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering		Percentage of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered (2)	Number of Shares of Common Stock Beneficially Owned Following the Offering (3)	Percentage of Common Stock Owned Following the Offering (3)
Clinton Special Opportunities Master Fund Ltd. c/o Clinton Group, Inc. 601 Lexington Avenue, 51st Floor New York, New York 10022	375,100	(4)	3.5%	1,160,600	0	0.0%

Ithan Creek Investors USB, LLC c/o Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,150,035	(5)	9.9%	461,500	1,184,702	9.9%

__________________________

(1)	Based on 10,781,988 shares of common stock outstanding as of March 28, 2014, plus all shares of common stock issuable to the shareholder upon the conversion of shares of Series C Preferred Stock currently held by the shareholder, to the extent that such conversion is not prohibited by the blocker provisions applicable to the Series C Preferred Stock. For purposes of this calculation, it is assumed that no other shareholders have converted any shares of Series C Preferred Stock.
(2)	Includes all shares of common stock issued to a Selling Shareholder, and all shares issuable to a Selling Shareholder upon the conversion of shares of Series C Preferred Stock and Series D Preferred Stock purchased by the Selling Shareholder, in connection with the Second Closing and the September 2013 private placement offering, regardless of the blocker provisions contained in the Series C Preferred Stock and Series D Preferred Stock.
(3)	Because the Selling Shareholders may sell all, some or none of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of this table, we have assumed that no Shares will be held by the Selling Shareholders upon termination of this offering. Percentage ownership following the offering is based on 10,781,988 shares of common stock outstanding as of March 28, 2014, plus any shares of common stock held by, or issuable to, the Selling Shareholder following the offering that are not covered by this prospectus.
(4)	Includes 315,500 shares of common stock and 59,600 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock (assuming no conversion by SBAV LP (an affiliate of Clinton Magnolia Master Fund, Ltd. (“Magnolia”)) of any shares of Series C Preferred Stock). Excludes 785,000 shares of common stock issuable upon the conversion of Series D Preferred Stock because of the Series D Preferred Stock conversion blocker. Without the Series D Preferred Stock conversion blocker, the Selling Shareholder would be deemed to beneficially own 1,160,600 shares of common stock. Clinton Group, Inc. (“CGI”), by virtue of being the investment manager of Magnolia, has the power to vote or direct the voting and to dispose or direct the disposition of, all of the Shares beneficially owned by Magnolia. George Hall, as the President of CGI, is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which Magnolia and CGI have voting power or dispositive power. Accordingly, Magnolia CGI and Mr. Hall are deemed to have shared voting and shared dispositive power with respect to all of the Company’s securities beneficially owned by Magnolia. CGI and Mr. Hall disclaim beneficial ownership of any and all such securities in excess of their actual pecuniary interest therein.
(5)	Includes 315,500 shares of common stock and 834,535 shares of common stock issuable upon the conversion of shares of Series C Preferred Stock. Excludes (i) 1,096,365 shares of common stock issuable upon conversion of shares of Series C Preferred Stock and (ii) 714,400 shares of common stock issuable upon conversion of shares of Series D Preferred Stock because of the Series C Preferred Stock and Series D Preferred Stock conversion blockers. Without the Series C Preferred Stock and Series D Preferred Stock conversion blockers, the Selling Shareholder would be deemed to beneficially own 2,960,800 shares of common stock. Ithan Creek Investors USB, LLC may be deemed to be an affiliate of a registered broker-dealer. Ithan Creek Investors USB, LLC has represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

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PLAN OF DISTRIBUTION

We are registering the Shares issued to the Selling Shareholders to permit the resale of these Shares by the holders of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. In addition, the Company would file a post-effective amendment to its registration statement of which this prospectus is a part. The Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided, that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1 and IM-2440-2.

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In connection with sales of the Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Shares short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Shareholders may deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares, to the extent permitted by applicable law. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

LEGAL MATTERS

Kilpatrick Townsend & Stockton LLP, Washington, DC, counsel to Community Financial Shares, will issue to Community Financial Shares its opinion regarding the legality of the Shares.

EXPERTS

The consolidated financial statements included in this prospectus and registration statement have been included in reliance upon the report of BKD LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our web site at http://www.cbwge.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the Shares offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Community Financial Shares, Inc.

357 Roosevelt Road

Glen Ellyn, Illinois 60137

(630) 545-0900

Attention: Christopher P. Barton, Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$244
EDGAR and printing	5,000
Legal fees and expenses	7,500
Accounting fees and expenses	10,000
Certificate printing	1,000
Miscellaneous	2,295
Total	$26,039

_______________________________

(1) Estimated based on registration of 1,622,100 shares of common stock at $1.10 per share.

Item 14. Indemnification of Directors and Officers.

Pursuant to the provisions of the Maryland Code, the registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the registrant.

Article XII of the registrant’s Bylaws provides that:

The corporation shall indemnify and advance expenses to any and all directors, officers, employees and agents of the corporation to the fullest extent permitted by Section 2-418 of the Maryland Code, as the same may be amended and supplemented, unless it is established that (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article XII, or the adoption of any provision to these Articles of Incorporation that is inconsistent with this Article XII, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

The Maryland Code permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The Maryland Code provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The Maryland Code also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Similar to the Delaware Code, the Maryland Code provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

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The Maryland Code provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of the registrant pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 15. Recent Sales of Unregistered Securities.

December 2012 Private Placement Offering Second Closing. As previously disclosed, Community Financial Shares, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”), dated as of November 13, 2012, with certain accredited investors and members of the Company’s Board of Directors and executive management team pursuant to which, on December 21, 2012, the Company issued an aggregate of 4,315,300 shares of common stock at $1.00 per share, 133,411 shares of Series C convertible noncumulative perpetual preferred stock (the “Series C Preferred Stock”) at $100.00 per share, 56,708 shares of Series D convertible noncumulative perpetual preferred stock (the “Series D Preferred Stock”) at $100.00 per share and 6,728 shares of Series E convertible noncumulative perpetual preferred stock (the “Series E Preferred Stock”) at $100.00 per share in a private placement offering (the “Offering”), for gross proceeds of $24.0 million. As previously disclosed, on March 28, 2013, the Company sold 483,121 shares of common stock at a price of $1.00 per share in a nontransferable rights offering (the “Rights Offering”) for gross proceeds of $483,121.

Under the Securities Purchase Agreement, certain purchasers were permitted to purchase additional shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as applicable, in a subsequent second closing to the extent their ownership interests in the Company were diluted by the issuance of shares in the Rights Offering. On July 17, 2013, the Company consummated the second closing of the Offering, pursuant to which it issued to two investors an aggregate of 1,192 shares of Series C Preferred Stock at $100.00 per share and 1,385 shares of Series D Preferred Stock at $100.00 per share for gross proceeds of $257,700. Including the second closing of the Offering, gross proceeds of the Offering and the Rights Offering totaled $24.7 million. The shares of Series C Preferred Stock and Series D Preferred Stock sold to the investors in connection with the second closing of the Offering were issued in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated by the Securities and Exchange Commission.

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September 2013 Private Placement Offering. On September 30, 2013, the Company consummated a private placement offering, pursuant to which the Company issued 2,836,900 shares of common stock to accredited investors at a purchase price of $1.00 per share. In connection with the closing of the private placement offering, the Company also issued an additional 350,200 shares of common stock at a purchase price of $1.00 per share and 7,334 shares of Series D Preferred Stock at a purchase price of $100.00 per share to existing stockholders of the Company. The additional shares of common stock and preferred stock were issued to satisfy the exercise of non-dilution rights afforded to stockholders under the Securities Purchase Agreement. Including these anti-dilution shares, the Company raised aggregate proceeds of $3,920,500 in connection with the completion of the private placement offering. The shares of common stock and Series D Preferred Stock sold to the investors in connection with the September 2013 private placement offering were issued in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, as promulgated by the Securities and Exchange Commission.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

2.1	Agreement and Plan of Merger, dated April 23, 2013, by and between Community Financial Shares, Inc., a Delaware corporation, and Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)
3.1	Articles of Incorporation of Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix B to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)
3.2	Bylaws of Community Financial Shares, Inc., a Maryland corporation (Incorporated by reference to Appendix C to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report for the Quarter Ended June 30, 2013)
4.2	Community Bank–Wheaton/Glen Ellyn Non-Qualified Stock Option Plan, as amended effective November 29, 2006 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-K for the year ended December 31, 2006)
4.3	Certificate of Designations establishing Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)
4.4	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)
4.5	Certificate of Designations establishing Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)

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4.6	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on May 20, 2009)
4.7	Articles Supplementary establishing Series C Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)
4.8	Form of Stock Certificate for Series C Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report for the Quarter Ended June 30, 2013)
4.9	Articles Supplementary establishing Series D Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)
4.10	Form of Stock Certificate for Series D Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report for the Quarter Ended June 30, 2013)
4.11	Articles Supplementary establishing Series E Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Appendix A to CFIS-Delaware’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2013)
4.12	Form of Stock Certificate for Series E Convertible Noncumulative Perpetual Preferred Stock of Community Financial Shares, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report for the Quarter Ended June 30, 2013)
4.13	Guarantee Agreement for Community Financial Shares, Inc. dated as of June 21, 2007. (Incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on June 21, 2007)
4.14	Indenture dated as of June 21, 2007 between Community Financial Shares, Inc. as Issuer and Wilmington Trust Company as Trustee for Floating Rate Junior Subordinated Deferrable Interest Debentures due June 21, 2037. (Incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on June 21, 2007)
4.15	Amended and Restated Declaration of Trust for Community Financial Shares Statutory Trust II dated as of June 21, 2007. (Incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K filed on June 21, 2007)
5.1	Opinion of Kilpatrick Townsend & Stockton LLP re: Legality of Shares (Filed herewith)
10.1	Securities Purchase Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the purchasers identified therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)

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10.2	Registration Rights Agreement, dated as of November 13, 2012, between Community Financial Shares, Inc. and the purchasers identified therein (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 14, 2012)
10.3	Form of Community Bank Directors Retirement Plan Agreement (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-K for the year ended December 31, 2013)*
10.4	Form of Community Bank Directors Deferred Compensation Agreement (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-K for the year ended December 31, 2013)*
10.5	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Eric J. Wedeen (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the year ended December 31, 2008)*
10.6	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Christopher P. Barton (Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 2011)*
10.7	Change in Control Agreement between Community Bank – Wheaton/Glen Ellyn and Jeffrey A. Vock (Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-K for the year ended December 31, 2011)*
10.8	Community Financial Shares, Inc. 2013 Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Consent Solicitation Materials on Schedule 14A filed on December 9, 2013)*
10.9	Form of Subscription Agreement between Community Financial Shares, Inc. and Certain Accredited Investors (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 29, 2013)
21.1	Subsidiaries of Registrant (Incorporated by reference to Exhibit 21.0 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013)
23.1	Consent of BKD LLP (Filed herewith)
23.2	Consent of Kilpatrick Townsend & Stockton LLP (Included in Exhibit 5.1)

_________________

* Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules

Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2013 and 2012
Consolidated Statements of Operations for the Years Ended December 31, 2013 and 2012
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2013 and 2012
Consolidated Statements of Cash Flows for the Years Ended December 31, 2013and 2012
Notes to Consolidated Financial Statements

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Ellyn, State of Illinois, on May 6, 2014.

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Donald H. Wilson
Donald H. Wilson
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Donald H. Wilson	Chairman, President and	May 6, 2014
Donald H. Wilson	Chief Executive Officer
(principal executive officer)

/s/ Eric J. Wedeen	Vice President and Chief	May 6, 2014
Eric J. Wedeen	Financial Officer
(principal accounting and financial officer)

/s/ Penny A. Belke	Director	May 6, 2014
Penny A. Belke

/s/ Raymond A. Dieter, Jr	Director	May 6, 2014
Raymond A. Dieter, Jr

/s/ Christopher M. Hurst	Director	May 6, 2014
Christopher M. Hurst

/s/ Mary Beth Moran	Director	May 6, 2014
Mary Beth Moran

/s/ John M. Mulherin	Director	May 6, 2014
John M. Mulherin

/s/ Daniel Strauss	Director	May 6, 2014
Daniel Strauss

/s/ Philip J. Timyan	Director	May 6, 2014
Philip J. Timyan